Exhibit 99.1

News from Xerox

Public Relations Office:	FOR IMMEDIATE RELEASE

Xerox Square – 004

100 S. Clinton Ave.

Rochester, NY 14644

585-383-7430

XEROX COMPLETES ACQUISITION OF XMPie; COMBINED TECHNOLOGY

STRENGTHENS PERSONALIZED COMMUNICATION CAPABILITIES

ROCHESTER, N.Y., Nov. 10, 2006 – Xerox Corporation (NYSE: XRX) has completed the previously announced acquisition of XMPie for $54 million, a move that further strengthens the growing trend of personalized communications and cross-media marketing campaigns involving digital printing, e-mail and customized Web sites.

As a standalone software unit within Xerox, XMPie helps graphic designers, marketing companies and print providers develop creative, customized marketing programs that significantly increase standard response rates and open up new ways for marketing professionals to communicate with their customers.

“Personalization is one of the ‘killer apps’ for digital printing,” said Jacob Aizikowitz, president, XMPie. “More and more customers recognize that integrating variable data services with digital printing results in a higher return on investment than traditional marketing programs. That’s why the combination of XMPie and Xerox is such a perfect fit-for our businesses and for our customers.

“XMPie brings a unique value proposition to the market by enabling cross-media campaigns—from e-mail, Web and print—with attention-grabbing personalization. Our customers who depend on XMPie to cut through the clutter have become powerful marketing enterprises that provide their customers with high-value results.”

The market for variable data jobs that capture individual information such as name, address, account information and photographs is projected to grow from 49 billion pages in 2004 to 138 billion pages in 2009, an annual compounded rate of 23 percent, according to InfoTrends, a leading independent industry research firm. Variable data color, as part of this market opportunity, is growing at a compounded rate of 37 percent.

Xerox Completes Acquisition of XMPie/ 2

One company that is benefiting from variable data is Reynolds DeWalt, a cross-media communications company in New Bedford, Mass. Reynolds DeWalt saw the potential of linking variable data and digital printing about two years ago and purchased a Xerox iGen3™ Digital Production Press with XMPie’s Personal Effect™ software solution. Since then, the company has been developing successful cross-media campaigns for customers in the healthcare, financial and higher education industries.

“The XMPie suite coupled with the Xerox iGen3 helps us offer meaningful, impactful and relevant communications across multiple forms of media,” said Scott Dubois, cross-media specialist, Reynolds DeWalt. “In other words, it has revolutionized the way Reynolds DeWalt conducts business, and we expect to explore further growth opportunities now that XMPie is operated as a Xerox business.”

XMPie provides software solutions for variable data publishing ranging from the desktop to servers, from print to multi-channel campaigns, from personalized images to personalized booklets, and from out-of-the-box solutions to a platform for creating custom solutions that fit unique business, integration and workflow requirements. XMPie’s diverse product line has received several of the printing industry’s top awards, including the 2006 Printing Industries of America/Graphic Arts Technical Foundation (PIA/GATF) InterTech award and On Demand “Best in Show” award.

Founded in 2000 and funded by Jerusalem Venture Partners, XMPie was a privately-held company. XMPie will keep the company’s headquarters in New York and its research and development facility in Netanya, Israel. Its more than 60 employees now join Xerox. The all-cash purchase of XMPie by Xerox Corporation was completed on Nov. 9.

Customer Contact:

For more information, visit www.xerox.com/customercommunications.

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Karin Stroh, Xerox Corporation, 585-383-7430, karin.stroh@xerox.com

NOTE TO EDITORS: For more information about Xerox and to receive its RSS news feed, visit www.xerox.com/news. For more information about XMPie, visit www.xmpie.com. XEROX® and iGen3® are trademarks of XEROX CORPORATION. XMPie is a trademark of XMPie.